Exhibit 10.6

March 29th, 2018

Ms. Debra Bass

168 Monroe Avenue

Belle Mead, NJ 08502

Letter Agreement re. Employment Agreement

Dear Debra,

We are writing to you in connection with that certain employment agreement that both Nuvo-Group USA, Inc. (“Nuvo”) and you executed on February 8th, 2018 (the “Employment Agreement”). The purpose of this letter agreement is to clarify and amend certain provisions contained in your Employment Agreement.

a)	Notwithstanding the “Effective Date” referenced in the second recital of your Employment Agreement, namely, March 12, 2018, your actual starting date was March 19th 2018. Accordingly, for purposes of your Employment Agreement, the term “Effective Date” shall refer to March 19th, 2018.

b)	Section 4(d) of your Employment Agreement is hereby revised and replaced in its entirety with the following:

(d)	Subject to Executive’s execution of any and all documents and instruments related to the issuance of stock and grants of equity as may be requested by Company from time to time (e.g., restricted stock agreements in such form and substance as may reasonably be determined by Company), Executive shall receive an option (the “Option”) to purchase 170,889 Ordinary Shares (which equates to 1.25% of the issued and outstanding Ordinary Shares of the Company on a fully diluted basis), with an exercise price of USD$6.427/per ordinary share (the “Equity Grant”), which shall vest and become exercisable in accordance with the following schedule: (i) twenty-five (25%} percent of the Ordinary Shares covered by the Option shall vest on the first anniversary of the Effective Date (the “Equity Grant Date”), and (ii) six and one quarter (6.25%) percent of the remaining Ordinary Shares covered by the option shall vest at the end of each subsequent three (3) month period thereafter over the course of the subsequent three (3) years; provided, that, Executive remains continuously employed by Company from the Equity Grant Date through each applicable and subsequent vesting date. The Equity Grant shall be subject to accelerated vesting upon a Change of Control of Company and such other accelerated vesting as provided in this Agreement or the Plan (and any award agreement evidencing such grant, to the extent such award agreement contains more preferential terms). In the event of Executive’s termination of employment for any reason other than cause, Executive shall retain her right to any vested shares (after taking into account any accelerated vesting) and any portion of the Equity Grant that is not yet vested (after taking into account such accelerated vesting) shall automatically be immediately forfeited to Company, without the payment of any consideration to Executive. In addition, Executive shall be entitled to receive additional equity or equity-based awards, including stock options, as determined by the Board (or the Compensation Committee of the Board) in its sole discretion. For the purposes of this Agreement, “Ordinary Shares” means the restricted ordinary shares under Parent’s 2015 Share Incentive Plan (or any successor or other equity plan then maintained by Parent) (the “Plan”), par value NIS 0.01 each.

142 W 57th St, New York, NY, USA

Your signature below shall constitute your binding agreement to the amendments set forth above in respect of your Employment Agreement. Except as otherwise provided in this letter agreement, the terms of your Employment Agreement shall remain in full force and effect.

Very truly yours,

NUVO-GROUP USA, INC.

By:	/s/ Oren Oz
Oren Oz, CEO

ACKNOWLEDGED AND AGREED
AS OF THE DATE SET FORTH ABOVE:

/s/ Debra Bass
Debra Bass

142 W 57th St, New York, NY, USA